Exhibit 99(a)

                    First Bancorp Announces Cash Dividend

    TROY, N.C., Nov. 29 /PRNewswire-FirstCall/ -- The Board of Directors of First Bancorp (Nasdaq: FBNC), the parent company of First Bank, has declared a cash dividend of 17 cents per share payable January 25, 2005 to shareholders of record as of December 31, 2004. On November 15, 2004, First Bancorp completed a three-for-two stock split. The 17 cents per share dividend is the split-adjusted equivalent of the previous dividend rate of 25 cents per share (rounded up to the nearest penny). On a split-adjusted basis, the current dividend rate is an increase of 6.3% over the dividend rate paid in the same period of 2003.

    First Bancorp is a bank holding company based in Troy, North Carolina with total assets of approximately $1.6 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 59 branch offices, with 53 branches operating in a nineteen county market area in the central piedmont region of North Carolina, 3 branches in Dillon County, South Carolina, and 3 branches in Virginia (Abingdon, Radford, and Wytheville), where First Bank does business as First Bank of Virginia. First Bancorp's common stock is traded on the NASDAQ National Market under the symbol FBNC.
    Please visit our website at http://www.firstbancorp.com .

SOURCE  First Bancorp
    -0-                             11/29/2004
    /CONTACT: James H. Garner, President & Chief Executive Officer of First Bancorp, +1-910-576-6171/
    /Web site:  http://www.firstbancorp.com /
    (FBNC)

CO:  First Bancorp; First Bank
ST:  North Carolina
IN:  FIN
SU:  DIV